Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

January 15, 2019

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon
Registered Rights Offering

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (File No. 333-223960) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on June 5, 2018 (the “Registration Statement”), (ii) the base prospectus dated as of June 5, 2018 included in the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement dated December 7, 2018 as amended by Amendment No. 1 dated December 7, 2018, Amendment No. 2 dated January 7, 2019 and Amendment No. 3 dated January 11, 2019 (as so amended, the “Prospectus Supplement”, and together with the Base Prospectus as supplemented from time to time by one or more prospectus supplements, the “Prospectus”), filed with the Commission by the Company, pursuant to Rule 424 promulgated under the Act.

The Prospectus relates to the offering by the Company of: (i) 3,950,289 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of the Company’s common stock, par value $0.001 per share, of the Company (the “Common Stock”), the holder of Series 4 Convertible Preferred Stock and holders of warrants issued on August 9, 2017, January 8, 2018, February 20, 2018 and April 24, 2018, (ii) up to 12,000 units (the “Units”) issuable upon exercise of the Rights, each Unit consisting of one share of Series 5 Convertible Preferred Stock, par value $0.001 per share (the “Series 5 Convertible Preferred Stock”), and 300 warrants, with each warrant exercisable for one share of Common Stock (the “Warrants”), (iii) the Series 5 Convertible Preferred Stock, (iv) the Warrants, (v) up to 3,603,604 shares of Common Stock issuable upon conversion of the Series 5 Convertible Preferred Stock, subject to rounding (the “Conversion Shares”), and (vi) up to 3,600,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Warrants will be issued pursuant to the warrant agency agreement (the “Warrant Agency Agreement”) with Computershare Trust Company, N.A., as warrant agent, dated January 14, 2019.

At your request, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement, the Prospectus, the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, both as currently in effect, resolutions of the Board of Directors of the Company, the certificate of designation for the Series 5 Convertible Preferred Stock, the Warrant Agency Agreement, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

437 Madison Ave., 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the shares of Series 5 Convertible Preferred Stock included in the Units, when issued against payment therefor as set forth in the Registration Statement including the Prospectus, will be validly issued, fully paid and non-assessable; (ii) the Conversion Shares, when issued in accordance with the terms of the Series 5 Convertible Preferred Stock, will be validly issued, fully paid and non-assessable; (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and (iv) the Rights, the Units and the Warrants, when issued as set forth in the Registration Statement including the Prospectus, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the State of Nevada and the facts stated herein as they currently exist.

B. The opinion in clause (iv) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated January 15, 2019, in connection with the Rights Offering and to the use of our name under the caption “Legal Matters” in the Prospectus and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP